EXHIBIT 99.1

                                 MERGE MEDIA, INC.

                                   CONSOLIDATED
                               FINANCIAL STATEMENTS

                                September 30, 2000
                                September 30, 2001,
                            June 30, 2001 (unaudited),
                           & June 30, 2002 (unaudited)


                                 MERGE MEDIA, INC.
                        Consolidated Financial Statements


                                TABLE OF CONTENTS

                                                               PAGE
                                                               ----
         INDEPENDENT AUDITOR'S REPORT ON
           THE CONSOLIDATED FINANCIAL STATEMENTS                F-1

         CONSOLIDATED FINANCIAL STATEMENTS

              Consolidated balance sheets                       F-2
              Consolidated statements of operations             F-3
              Consolidated statements of stockholders' equity   F-4
              Consolidated statements of cash flows             F-5
              Notes to consolidated financial statements        F-7





                           INDEPENDENT AUDITOR'S REPORT

Board of Directors
Merge Media, Inc.
Boca Raton, Florida

I have audited the accompanying consolidated balance sheet of Merge Media, Inc. as of September 30, 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from May 25, 2000 (inception) to September 30, 2000 and for the year ended September 30, 2001. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Merge Media, Inc. as of September 30, 2001 and the results of its operations and its cash flows for the period from May 25, 2000 (inception) to September 30, 2000 and for the year ended September 30, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aurora, Colorado		/s/Ronald R. Chadwick, P.C.
August 2, 2002			   RONALD R. CHADWICK, P.C.


                                    F1


                             MERGE MEDIA, INC.
                        CONSOLIDATED BALANCE SHEETS


                                                                    June 30,
ASSETS                                            September 30,       2002
					              2001	   (Unaudited)
                                                  ------------      ----------
Current assets
   Cash                                          $      -         $    46,274
   Accounts receivable                                55,027           41,270
   Accounts receivable - related party                                122,296
   Inventory                                          18,178           13,459
                                                  ------------      ----------
          Total current assets                        73,205          223,299

Fixed assets
   Furniture and fixtures                            246,949          246,949
   Equipment                                         321,503          321,503
                                                  ------------      ----------
                                                     568,452          568,452
   less accumulated depreciation                     (40,059)        (125,326)
                                                     528,393          443,126
Other assets
   Receivable - related party                        157,600          157,750
   Investment                                         60,000           60,000
   Deposits                                           28,000
   Developed web sites, net of accumulated
         amortization of $132,856 and $389,743     1,579,720        1,322,833
   Other assets, net of accumulated
         amortization of $76,823 and $191,435        585,456          470,844
                                                  ------------      ----------
                                                   2,410,776        2,011,427
                                                  ------------      ----------
Total Assets                                     $ 3,012,374      $ 2,677,852
                                                  ------------      ----------
                                                  ------------      ----------

LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities
   Bank overdraft                                $     7,701      $     -
   Accrued payables                                  193,958          379,846
   Related party payables                            339,638          603,806
   Notes payable                                     260,760          260,760
                                                  ------------      ----------
       Total current liabilties                      802,057        1,244,412
                                                  ------------      ----------

Total Liabilities                                    802,057        1,244,412
                                                  ------------      ----------

Stockholders' Equity
   Preferred stock, 5,000,000 shares authorized;
       1,000,000 shares Series I designated;
       800,000 shares issued and outstanding             800              800
   Common stock, $.001 par value;
       40,000,000 shares authorized;
       14,253,550 and 14,256,050 shares issued and
       outstanding in 2001 and 2002                   14,253           14,256
   Paid in capital                                 4,194,637        4,197,134
   Accumulated deficit                            (1,999,373)      (2,778,750)
                                                  ------------      ----------
Total Stockholders' Equity                         2,210,317        1,433,440
                                                  ------------      ----------

Total Liabilities and Stockholders' Equity       $ 3,012,374      $ 2,677,852
                                                  ------------      ----------
                                                  ------------      ----------

The accompanying notes are an integral part of the consolidated financial statements.


                                       F2


                                 MERGE MEDIA, INC.
                       CONSOLIDATED STATEMENTS OF OPERATIONS


                          Inception                  Nine Months    Nine Months
                        (May 25, 2000)                  Ended          Ended
                             to        Year Ended      June 30,       June 30,
                         September 30, September 30,     2001           2002
                            2000          2001       (Unaudited)    (Unaudited)
                         ------------  ------------  ------------  ------------

Sales                    $    12,558   $   664,207   $   532,502   $   782,723
Less cost of goods sold                    403,468       326,397       106,554
                         ------------  ------------  ------------  ------------
Gross profit                  12,558       260,739       206,105       676,169

Research & dev. expenses      29,136        18,150        18,150          -
Selling, general
 and admin. expenses         108,153     1,848,008     1,115,025     1,420,343
                         ------------  ------------  ------------  ------------

Loss from operations        (124,731)   (1,605,419)     (927,070)     (744,174)

Other income (expense)
     Gain on asset sale                    194,809 	 194,809
     Realized loss on investment          (440,000)     (440,000)
     Interest income
     Interest expense                      (24,032)      (15,861)      (35,203)
                         ------------  ------------  ------------  ------------
                               -          (269,223)     (261,052)      (35,203)
                         ------------  ------------  ------------  ------------

Income (loss) before
 provision for income       (124,731)   (1,874,642)   (1,188,122)     (779,377)
 taxes

Provision for income tax       -             -             -             -
                         ------------  ------------  ------------  ------------

Net income (loss)        $  (124,731)  $(1,874,642)  $(1,188,122)  $  (779,377)
                         ------------  ------------  ------------  ------------
                         ------------  ------------  ------------  ------------

Net income (loss) per share
(Basic and fully diluted)$     (0.02)  $     (0.21)  $     (0.15)  $     (0.05)
                         ------------  ------------  ------------  ------------
                         ------------  ------------  ------------  ------------

Weighted average number
 of common shares
 outstanding               6,203,000     9,117,925     7,698,500    14,256,050
                         ------------  ------------  ------------  ------------
                         ------------  ------------  ------------  ------------


The accompanying notes are an integral part of the consolidated financial statements.

                                         F-3


                                  MERGE MEDIA, INC.
                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                      Preferred Stock
                   Common Stock          Series I         Paid in      Accum.
                Shares     Amount    Shares    Amount     Capital     Deficit
                ------     ------    ------    ------     -------     --------

Balances at
May 25, 2000
(Inception)        -      $  -          -      $  -     $     -    $   -

Shares issued
to founders    5,000,000    5,000    800,000     800

Issuance of
stock for
assets         1,000,000    1,000                           97,667

Sales of
common stock     406,000      406                          405,594

Net gain (loss)
for the period
ended September
30, 2000					                      (124,731)
                ------     ------    ------    ------     -------     --------

Balances at
September 30,
2000           6,406,000  $ 6,406    800,000   $ 800    $  503,261 $  (124,731)

Subsidiary
acquisition      600,000      600                            6,323

Issuance of
stock for
assets         5,000,000    5,000                        2,495,000

Shares exchanged
for limited
partnership
units          1,055,250    1,055                           (1,055)

Sales of common
stock          1,192,300    1,192                        1,191,108

Net gain (loss)
for the year
ended September
30, 2001                                                            (1,874,642)
                ------     ------    ------    ------     -------     --------

Balances at
September 30,
2001          14,253,550  $14,253    800,000   $ 800    $4,194,637 $(1,999,373)

Sales of
common stock       2,500        3                            2,497

Net gain (loss)
for the period
ended June 30,
2002                                                                  (779,377)
                ------     ------    ------    ------     -------     --------

Balances at
June 30, 2002
(unaudited)  14,256,050    14,256    800,00      800     4,197,134  (2,778,750)
                ------     ------    ------    ------     -------     --------
                ------     ------    ------    ------     -------     --------

The accompanying notes are an integral part of the consolidated financial statements.

	                               F-4


                                MERGE MEDIA, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                          Inception                  Nine Months    Nine Months
                        (May 25, 2000)                  Ended          Ended
                             to        Year Ended      June 30,       June 30,
                         September 30, September 30,     2001           2002
                            2000          2001       (Unaudited)    (Unaudited)
                         ------------  ------------  ------------  ------------

Cash Flows From
Operating Activities:
 Net income (loss)        $ (124,731)  $(1,874,642)  $(1,188,122)  $  (779,377)

 Adjustments to reconcile
  net income to	net cash
  provided by (used for)
  operating activities:

  Depreciation and
   amortization                9,536       265,186       113,168       456,766
  Gain on asset sale                      (194,809)     (194,809)
  Realized investment loss                 440,000       440,000
  Compensatory stock
   issuances                   5,800
  Related party receivable  (143,000)      (14,600)      (14,600)         (150)
  Accounts receivable         (1,472)      (53,555)      (35,113)       13,757
  Accounts receivable,
   related party                                                      (122,296)
  Inventory                                (18,178)      (14,135)        4,719
  Bank overdrafts                            7,701                      (7,701)
  Related party payables      13,165       326,473       264,588       264,168
  Accounts payable and
   accrued expenses            9,291       156,667        64,515       213,888
                         ------------  ------------  ------------  ------------
    Net cash provided by
    (used for) operating
    activities              (231,411)     (959,757)     (582,508)       43,774
                         ------------  ------------  ------------  ------------

Cash Flows From Investing
 Activities:
   Developed web sites    $  (87,311)  $  (310,484)   $ (260,076)   $     -
   Fixed assets                             (4,186)	  (4,186)
   Other assets                 (849)
                         ------------  ------------  ------------  ------------
    Net cash provided by
    (used for) investing
    activities               (88,160)     (314,670)     (264,262)         -
                         ------------  ------------  ------------  ------------


				       F-5


                                  MERGE MEDIA, INC.
                       CONSOLIDATED STATEMENT OF CASH FLOWS

                           (Continued From Previous Page)


                          Inception                  Nine Months    Nine Months
                        (May 25, 2000)                  Ended          Ended
                             to        Year Ended      June 30,       June 30,
                         September 30, September 30,     2001           2002
                            2000          2001       (Unaudited)    (Unaudited)
                         ------------  ------------  ------------  ------------

Cash Flows From Financing
 Activities:

 Proceeds from notes payable
 Payments on notes payable                 (93,253)      (69,698)        -
 Common stock issued for
  accts. rec. (net)                         88,951 	  88,951
 Proceeds from sale of
  common stock               406,000     1,192,300       748,500         2,500
                         ------------  ------------  ------------  ------------
    Net cash provided by
     (used for) financing
     activities              406,000     1,187,998       767,753         2,500
                         ------------  ------------  ------------  ------------

Net Increase (Decrease)
 In Cash	              86,429       (86,429)      (79,017)       46,274
Cash At The Beginning Of
 The Period	               -            86,429        86,429         -
                         ------------  ------------  ------------  ------------
Cash At The End Of
 The Period                $  86,429     $   -          $  7,412     $  46,274
                         ------------  ------------  ------------  ------------
                         ------------  ------------  ------------  ------------

Schedule Of Non-Cash Investing And Financing Activities

During the period from May 25, 2000 (inception) to September 30, 2000 the Company issued 1,000,000 shares of common stock for developed web sites valued at $98,667. During the year ended September 30, 2001 the Company issued 600,000 common shares for the acquisition of Microbytes Computer Centers, Inc. valued at $6,923, and 5,000,000 common shares for the purchase of developed web sites, fixed assets, and leasehold improvements valued at $2,500,000, with an additional 1,055,250 common shares issued for a limited partnerhsip conversion in connection with the aforementioned transaction.


Supplemental Disclosure

                                                     Nine Months    Nine Months
                                                         End            End
                                                       June 30,       June 30,
                                                         2001           2002
                            2000          2001       (Unaudited)    (Unaudited)
                         ------------  ------------  ------------  ------------
Cash paid for interest     $  -         $   -          $   -         $   -
Cash paid for income taxes $  -         $   -          $   -         $   -


The accompanying notes are an integral part of the consolidated financial statements.


                                      F-6


                               MERGE MEDIA, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (Information relating to June 30, 2001 and June 30, 2002 is unaudited)


NOTE 1.  ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES:

Merge Media, Inc. (the "Company"), was incorporated in the State of Florida on May 25, 2000 under its original name of eBIZnet.Com Corporation. In February, 2001 the Company amended its name to eBIZnet Corporation, then in August, 2001 to Merge Media, Inc. The Company specializes in online marketing applications for its membership base of businesses, provides data storage and retrieval services, and sells computer software and hardware from its retail outlet.

Unaudited interim consolidated financial statements

The accompanying unaudited consolidated financial statements as of and for the nine months ended June 30, 2001 and June 30, 2002 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Rule 310(b) of Regulation SB. Accordingly, they do not include all of the information and footnote disclosures normally included in complete financial statements prepared in accordance with generally accepted accounting principles. In the opinion of management, the unaudited consolidated financial statements include all necessary adjustments (consisting of normal, recurring accruals) for a fair presentation of the financial position, results of operations and cash flow for the interim period presented. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results may differ from these estimates. Interim results are not necessarily indicative of results for a full year. The results of operations for the nine month period ended June 30, 2001 and June 30, 2002 are not necessarily indicative of operating results to be expected for a full year.

Principles of consolidation

The accompanying consolidated financial statements include the accounts of Merge Media, Inc. and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.


                                      F-7


NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Income tax

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Advertising costs

Advertising costs are expensed as incurred. Advertising expense totaled $0, $6,609, and $1,533 for the period from May 25, 2000 (inception) to September 30, 2000, for the year ended September 30, 2001, and for the nine months ended June 30, 2002 (unaudited) respectively.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less as cash equivalents.

Net income (loss) per share

The net income (loss) per share is computed by dividing the net income
(loss) by the weighted average number of shares of common outstanding. Warrants, stock options, and common stock issuable upon conversion of the Company's preferred stock are not included in the computation if the effect of such inclusion would be anti-dilutive and would increase the earnings or decrease loss per share.

Inventory

Inventory consists of raw materials and consigned finished goods. Inventories are valued at the lower of cost or market using the first-in, first-out
(FIFO) method.


                                      F-8


NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Property and equipment

Property and equipment are recorded at cost and depreciated under the straight line method over the estimated useful life of the asset. The Company's cost basis of property and equipment was $568,452 at September 30, 2001 and June 30, 2002 (unaudited), with corresponding accumulated depreciation of $40,059 and $125,326. Depreciation expense for the period from May 25, 2000 (inception) to September 30, 2000, for the year ended September 30, 2001 and for the nine months ended June 30, 2002 (unaudited) was $0, $39,724, and $85,267. The difference between accumulated depreciation at September 30, 2001 of $40,059 and total cumulative depreciation expense of $39,724 is represented by the accumulated depreciation on equipment of $335 carried by the Company's subsidiary on the date of its acquisition by the Company.

Developed web sites and other assets

Costs incurred for web sites that the Company has developed internally are accounted for under EITF 00-2. In general, EITF 00-2 states that costs incurred for the development of websites in the planning stage are expensed. Costs incurred subsequent to the completion of the conceptual formulation, design and testing of possible project alternatives may be capitalized. Developed web sites that the Company has purchased are capitalized at cost. Capitalized developed web sites are amortized over five years. Other assets consist of leasehold improvements and tradenames, which are recorded at cost and amortized over the remaining life of the lease for leasehold improvements and five years for tradenames.

Accounts receivable

The Company reviews accounts receivable periodically for collectibility and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary. At September 30, 2000, September 30, 2001 and June 30, 2002 (unaudited) the Company had no balance in its allowance for doubtful accounts.

Revenue recognition

Service revenue is recognized by the Company over the contract period when services are performed, provided collection of the resulting receivable is probable. Revenue from product retail sales are recognized at the point of sale.


                                      F-9


NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Recent Accounting Pronouncements

In September 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of FASB Statement No. 125." The Company has adopted the provisions of SFAS No. 140 which are effective for periods occurring after March 31, 2001. The adoption did not have a material effect on the results of operations of the Company.

In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the Company account for all business combinations in the scope of the statement using the purchase method. SFAS No. 142 requires that an intangible asset acquired either individually or with a group of other assets shall initially be recognized and measured based on fair value. An intangible asset with a finite life is amortized over its useful life to the reporting entity; an intangible asset with an indefinite useful life, including goodwill, is not amortized. All indefinite lived intangible assets shall be tested for impairment in accordance with the statement. SFAS No. 141 is effective for business combinations initiated after June 30, 2001. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001; however, goodwill and intangible assets acquired after June 30, 2001 are subject immediately to the nonamortization and amortization provisions of this statement. The Company has adopted the provisions of SFAS No. 141 and 142. The adoptions did not have a material effect on the results of operations of the Company.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 eliminated the requirement that discontinued operations be measured at net realizable value or that entities include losses that have not yet occurred. SFAS
No. 144 eliminated the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. An impairment for assets that are not to be disposed of is recognized only if the carrying amounts of long-lived assets are not recoverable and exceed their fair values. Additionally, SFAS No. 144 expands the scope of discontinued operations to include all components of an entity with operations and cash flows that can be distinguished from the rest of the entity and will be eliminated from the ongoing operations of the entity in a disposal transaction. The Company has adopted the provisions of SFAS No. 144 which are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, with its provisions to be applied prospectively. The adoption did not have a material effect on the results of operations of the Company.


                                      F-10


NOTE 1. ORGANIZATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

Financial Instruments

The carrying value of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and notes payable, as reported in the accompanying balance sheet, approximates fair value.

Investment

The Company owned approximately 13% of the common stock of a non-trading, private corporation related by common control which it carries at the lower of cost or net book value, or $60,000 at September 30, 2001 and June 30, 2002 (unaudited). The Company recognized a loss on this investment of $440,000 during the year ended September 30, 2001, with no change during the nine months ended June 30, 2002 (unaudited).

Long-Lived Assets

In accordance with Statement of Financial Accounting Standard 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company regularly reviews the carrying value of intangible and other long-lived assets for the existence of facts or circumstances, both internally and externally, that may suggest impairment. To date, no such impairment has been indicated. Should there be an impairment in the future, the Company will recognize the amount of the impairment based on discounted expected future cash flows from the impaired assets.

NOTE 2.  RELATED PARTY TRANSACTIONS

In 2000 the Company purchased from a corporation under common control, for 1,000,000 shares of the Company's common stock, web sites and URLs recorded at an estimated fair market value of $98,667.

The Company leases office space from a corporation controlled by an officer, as set forth in Note 3 "Leasing Commitments". The Company in 2001 and during the nine months ended June 30, 2002 (unaudited) also incurred $18,921 and $24,327 in expenses to a third party lessor, under a retail space lease in which a corporation controlled by an officer is the lessee.

In 2001 the Company sold a developed web site to a corporation under common control in exchange for stock in the common control corporation valued at $500,000 based on the estimated fair market value of the asset exchanged. The Company recorded a gain on the


                                      F-11


NOTE 2.  RELATED PARTY TRANSACTIONS (Continued):

transaction of $194,809. In 2001, the Company recognized a loss on its stock investment in the common control corporation of $440,000, leaving an investment value of $60,000.

The Company in 2001 purchased from a corporation controlled by an officer developed web sites, data storage facilities, leasehold improvements and equipment recorded at a fair market value of $2,500,000 in exchange for 5,000,000 shares of the Company's common stock. Also in 2001 the Company acquired from the same corporation all the outstanding common shares of Microbytes Computer Centers, Inc., as set forth in Note 5 "Acquisitions".

The Company as of September 30, 2001 and June 30, 2002 (unaudited) had a recorded notes payable liability of $260,760 at each date for notes on which the debtor is a corporation controlled by an officer, as set forth in Note 4 "Notes Payable".

The Company in 2000, 2001 and during the nine months ended June 30, 2002 (unaudited) advanced a corporation under common control an outstanding total of $157,750 for working capital needs. In 2001 and for the nine months ended June 30, 2002 (unaudited) the Company incurred $46,653 and $7,200 in expenses to corporations either controlled by an officer or under common control for expense reimbursals.

NOTE 3.  LEASE COMMITMENTS

The Company leases office space from a corporation controlled by an officer. Terms are for a five year lease which expires on October 31, 2005, with monthly payments of $10,000 plus costs. Rent expense incurred under this lease in 2001 and for the nine months ended June 30, 2002 (unaudited) was approximately $142,000 and $116,253. Subsequent to September 30, 2001 future minimum payments under this lease including estimated costs are approximately $633,000. The Company leases building space for its data storage facility under a five year lease which expires on June 30, 2005, with monthly payments commencing at $5,516 plus costs, and escalating at 5% of the base rent per year. Rent expense incurred under this lease in 2001 and for the nine months ended June 30, 2002 (unaudited) was approximately $24,000 and $55,400. Subsequent to September 30, 2001 future minimum payments under this lease including estimated costs are approximately $300,000. The Company makes payments on a retail building space lease under which a corporation controlled by an officer is the lessor. Terms are for a three year lease which expires on August 31, 2002, with monthly payments of $2,550 plus costs. The Company may renew the lease for an additional three years under the same terms. Rent expense incurred under this lease in 2001 and for the nine months ended


                                      F-12


NOTE 3.  LEASE COMMITMENTS (Continued):

June 30, 2002 (unaudited) was approximately $19,000 and $24,300. Subsequent to September 30, 2001 future minimum payments under this lease including costs are approximately $30,000.

Total rent expense under all leases in 2000, 2001 and for the nine months ended June 30, 2002 (unaudited) was $0, $185,336, and $195,939. Subsequent to September 30, 2001 minimum future lease payments under all leases for each of the next five years are $259,419 for 2002; $233,208 for 2003; $236,901 for 2004; $218,580 for 2005; and $12,917 for 2006. Subsequent to
September 30, 2001 total minimum future lease payments under all leases are $961,025.


                                      F-13


NOTE 4.  NOTES PAYABLE

The Company makes payments on certain notes payable on which a corporation controlled by an officer is the listed debtor. The notes are secured by the Company's retail business assets. The notes were originally taken out to facilitate the acquisition of retail assets by a Company subsidiary prior to the Company's acquisition of that subsidiary. Because of the securitization arrangement the Company recognizes the notes payable as a liability. At September 30, 2001 and June 30, 2002 (unaudited) the Company had the following notes payable outstanding:
                                                             Balances at
                                    Balances at                June 30,
                                     Sept. 30,                   2002
                                       2001                  (unaudited)
                                    ---------                 ---------
Note payable, secured by retail
assets, interest 12% per annum
plus late penalties,
matures November 1, 2001	    $ 250,000		      $ 250,000

Note payable, secured by retail
assets, non-interest bearing
plus late penalties,
matures  October 26, 2001              10,760                    10,760
                                    ---------                 ---------

Total notes payable (all current)   $ 260,760                 $ 260,760
                                    ---------                 ---------
                                    ---------                 ---------

The schedule of maturities by fiscal year for all notes outstanding is as follows:

	Years ending September 30,

         2002      $ 260,760
                   ---------
         Total     $ 260,760
                   ---------
                   ---------

The fair value of the Company's long term notes payable is estimated based on the current rates offered to the Company for debt of the same remaining maturity. At September 30, 2001 and June 30, 2002 (unaudited), the fair value of the notes payable approximated the amount recorded in the financial statements. Interest expense for the period from May 25, 2000 (inception) to September 30, 2000, for the year ended September 30, 2001, and for the nine months ended June 30, 2002 (unaudited) was $0, $24,032, and $35,203. The Company is currently in default on its notes payable, giving the lender the option of foreclosing on the Company's retail assets.


                                      F-14


NOTE 5. DEVELOPED WEB SITES AND OTHER ASSETS

September 30, 2001

				         Accumulated
                           Cost          Amortization         Net Book Value

Developed web sites     $1,712,576       $  132,856             $1,579,720
                        ----------       ----------             ----------
                        ----------       ----------             ----------

Other assets:
Leasehold improvements  $  404,955       $   33,746             $  371,209
Tradenames                 256,475	     42,746		   213,729
Other                          849              331                    518
                        ----------       ----------             ----------
                        $  662,279       $   76,823             $  585,456
                        ----------       ----------             ----------
                        ----------       ----------             ----------


June 30, 2002 (unaudited)

                                          Accumulated
                           Cost           Amortization        Net Book Value

Developed web sites     $1,712,576       $  389,743             $1,322,833
                        ----------       ----------             ----------
                        ----------       ----------             ----------

Other assets:
Leasehold improvements  $  404,955       $  109,675             $  295,280
Tradenames                 256,475           81,217                175,258
Other                          849              543                    306
                        ----------       ----------             ----------
                        $  662,279       $  191,435             $  470,844
                        ----------       ----------             ----------
                        ----------       ----------             ----------


The Company recorded amortization expense for the period from May 25, 2000 (inception) to September 30, 2000, for the year ended September 30, 2001, and for the nine months ended June 30, 2002 (unaudited) of $9,536, $225,462, and $371,499. Subsequent to September 30, 2001 at the current amortization rate on its amortizable assets, the Company would recognize $2,165,176 in amortization expense over the next five years.


                                      F-15


NOTE 6.  ACQUISITIONS

On December 31, 2000 the Company acquired for 600,000 of the Company's common shares, from a corporation controlled by an officer, all the outstanding common stock of Microbytes Computer Centers, Inc. in a transaction accounted for as a purchase. The purchase price was recorded at $6,923 based on the fair market value, equal to net book value, of the assets received and liabilities assumed. Results of operations from the acquisition have been consolidated from January 1, 2001 forward.

Pro forma revenues, net income (loss) and earnings per share of Merge Media, Inc., assuming that Microbytes Computer Centers, Inc. was acquired at the beginning of fiscal year 2000 and 2001, are shown below.

                               2000                2001
                               ----                ----
Revenues                   $    12,558          $   664,207
Net income (loss)          $  (125,731)         $(1,881,813)
Earnings per share         $     (0.02)         $     (0.20)


                                      F-16


NOTE 7.  INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

At September 30, 2000, September 30, 2001, and June 30, 2002 (unaudited) the Company had approximately $125,000, $2,000,000 and $2,778,000 respectively of unused federal net operating loss carryforwards, which begin to expire in the year 2021. A deferred tax asset has been offset by a 100% valuation allowance. The Company accounts for income taxes pursuant to SFAS 109. The components of the Company's deferred tax assets and liabilities are as follows:

                                 September 30,     September 30,     June 30,
                                     2000               2001           2002
                                 -------------     -------------     --------

Deferred tax liability           $     -           $     -           $   -

Deferred tax asset arising from:

  Net operating loss carryforwards    42,409          679,717         944,550
                                      ------          -------         -------

                                      42,409          679,717         944,550
Valuation allowance                  (42,409)        (679,717)       (944,550)
                                      ------          -------         -------

Net Deferred Taxes               $     -           $     -           $   -
                                      ------          -------         -------
                                      ------          -------         -------

Income taxes at Federal and state statutory rates are reconciled to the Company's actual income taxes as follows:

                                 September 30,     September 30,     June 30,
                                     2000               2001           2002
                                 -------------     -------------     --------

Tax at federal statutory
     rate (34%)                  $   (42,409)      $ (637,378)      $(264,988)
State income tax (0%)                   -                -               -
Permanent differences                   -                  70              85
Change in valuation allowance         42,409          637,308         264,903
                                      ------          -------         -------
                                 $      -          $     -          $    -
                                      ------          -------         -------
                                      ------          -------         -------

The net change in 2000, 2001, and for the nine months ended June 30, 2002 (unaudited) in the total valuation allowance was $42,409, $637,308 and $264,903.


                                      F-17


NOTE 8. OPERATIONS OF BUSINESS SEGMENTS, IN GEOGRAPHIC AREAS, AND MAJOR
CUSTOMERS

Business segments

The Company identifies operating segments based on differences in products or services. The Company operates in three business segments, including the sale of Internet advertising, marketing and web design services, the sale of data storage and retrieval services, and retail computer software and hardware sales. No differences exist between measurements of the Company's profits and losses, and assets, and those of its segments. There have been no changes from prior periods in measurement methods used to determine reported segment profit or loss, and the Company makes no asymmetrical accounting allocations to segments. No material sales transactions have taken place between the segments. The Company operated only in its Internet services segment in 2000. Segment information for 2001 and for the nine months ended June 30, 2002 (unaudited) is shown below (after intercompany eliminations).

Year ended September 30, 2001

                                  Internet    Data       Retail    Consolidated
                                  Services   Storage    Products       Total
                                 ----------  --------   --------   ------------

Revenue from external customers	$    49,713  $  -       $ 614,494  $   664,207
Revenue from affiliated entity       -          -           -             -
                                 ----------  --------   --------   ------------
                                $    49,713  $  -       $ 614,494  $   664,207
                                 ----------  --------   --------   ------------
                                 ----------  --------   --------   ------------

Operating gain (loss)           $(1,386,361) $(100,464) $(118,594) $(1,605,419)
Other income (expenses):
      Interest (expense)                                  (24,032)     (24,032)
      Gain on asset sale            194,809                            194,809
      Realized loss on investment  (440,000)                          (440,000)
                                 ----------  --------   --------   ------------
                                 (1,631,552)  (100,464)  (142,626)  (1,874,642)
Income tax expense                   -          -           -             -
                                 ----------  --------   --------   ------------
Net income (loss)               $(1,631,552) $(100,464) $(142,626) $(1,874,642)
                                 ----------  --------   --------   ------------
                                 ----------  --------   --------   ------------

Identifiable assets             $ 1,841,946  $ 881,472  $ 288,956  $ 3,012,374
Depreciation expense            $       290  $  36,416  $   3,018  $    39,724
Amortization expense            $   153,245  $  33,746  $  38,471  $   225,462
Expenditures for long           $ 1,863,471  $ 951,200  $ 271,985  $ 3,086,656
   lived assets


                                      F-18


NOTE 8. OPERATIONS OF BUSINESS SEGMENTS, IN GEOGRAPHIC AREAS, AND MAJOR CUSTOMERS (Continued):

Nine months ended June 30, 2002 (unaudited)

                                  Internet    Data       Retail    Consolidated
                                  Services   Storage    Products       Total
                                 ----------  --------   --------   ------------

Revenue from external customers	$    40,949  $  24,279  $ 176,222  $   241,450
Revenue from affiliated entity      541,273                            541,273
                                 ----------  --------   --------   ------------
                                $   582,222  $  24,279  $ 176,222  $   782,723
                                 ----------  --------   --------   ------------
                                 ----------  --------   --------   ------------

Operating (loss)                $  (591,653) $ (61,856) $ (90,665) $  (744,174)
Other income (expenses):
      Interest (expense)                                  (35,203)     (35,203)
      Gain on asset sale
      Realized loss on investment
                                 ----------  --------   --------   ------------
                                   (591,653)   (61,856)  (125,868)    (779,377)
Income tax expense                   -          -           -             -
                                 ----------  --------   --------   ------------
Net income (loss)               $  (591,653) $ (61,856) $(125,868) $  (779,377)
                                 ----------  --------   --------   ------------
                                 ----------  --------   --------   ------------

Identifiable assets             $ 1,707,048  $ 729,387  $ 241,417  $ 2,677,852
Depreciation expense            $       629  $  81,621  $   3,017  $    85,267
Amortization expense            $   257,099  $  75,929  $  38,471  $   371,499
Expenditures for long           $         0  $       0  $       0  $         0
   lived assets


In 2000 and 2001 sales were to external customers, were domestic, and the Company had no one major customer accounting for over 10% of its sales, with the exception of a gain of $194,809 in 2001 recognized by the Company on the sale of a developed web site to a corporation related by common control. For the nine months ended June 30, 2002 (unaudited) the Company had $241,450 in sales to external customers and $541,273 in sales to a corporation related by common control. The Company's sales were domestic. One customer, a corporation related by common control, accounted for 69% of the Company's sales. The Company's long lived assets are all held domestically.


                                      F-19


NOTE 9.  STOCKHOLDERS' EQUITY

Common stock

The Company as of September 30, 2000, September 30, 2001, and June 30, 2002 (unaudited) had 40,000,000 shares of authorized common stock, $.001 par value, with 6,406,000 common shares, 14,253,550 common shares, and 14,256,050 common shares issued and outstanding at each date respectively. In June, 2000 the Company issued 5,000,000 common shares to founders for services valued at $5,000, and issued 1,000,000 common shares to a corporation under common control for developed web sites valued at $98,667. During the period from May 25, 2000 (inception) to September 30, 2000 the Company sold 406,000 common shares for $406,000 in cash. In December, 2000 the Company issued 600,000 common shares to a company controlled by an officer to acquire all the outstanding common stock of Microbytes Computer Centers, Inc. valued at fair market value (equivalent to net book value) of $6,923. In June, 2001 the Company issued 5,000,000 common shares to a corporation controlled by an officer in exchange for developed web sites, data storage facilities and leasehold improvements valued at $2,500,000. As part of this transaction investors in a limited partnership who provided the initial funding capital for the assets were allowed to convert their limited partnership units into common shares of the Company at a conversion rate of 1000 common shares for each partnership unit. 1,055,250 common shares were issued under this conversion arrangement. During the year ended September 30, 2001 the Company sold 1,192,300 common shares for $1,192,300 in cash. During the nine months ended June 30, 2002 (unaudited) the Company sold 2,500 common shares for $2,500 in cash.

Preferred stock

The Company as of September 30, 2000, September 30, 2001, and June 30, 2002 (unaudited) had 5,000,000 shares of authorized preferred stock. 1,000,000 shares have been designated as Series I, $.001 par value, convertible preferred stock ("Series I"), and 4,000,000 shares, no par value, are undesignated and may be issued on such terms and conditions as designated by the Board of Directors at or prior to their issuance. Each Series I share is convertible into three shares of common stock with no further consideration required and upon such terms and conditions as designated by the Board of Directors at or prior to their issuance. In June, 2000 the Company issued 800,000 Series I shares, with no additional specified terms or conditions, to founders for services valued at $800. The 800,000 Series
I shares were outstanding as of September 30, 2000, September 30, 2001, and June 30, 2002 (unaudited).


                                      F-20


NOTE 10.  CONTINGENCIES

In June, 2002 the holder of the Company's notes payable described in Note 4 filed a civil action in Broward County, Florida for non-payment of the notes, seeking a judgement in the amount of $222,213, plus interest, attorneys' fees, costs, and other relief as the Court might deem proper. The Company intends to defend the action on the grounds of misrepresentation by the note holder. The Company has made no expense provisions or asset impairments pursuant to the action. An adverse judgement leading to foreclosure of Company assets would result in the loss of the Company's retail products business, the operations and assets of which are described in Note 8.

The Company has approximately $35,500 in delinquent payroll taxes outstanding. The effect on the Company of any enforcement actions by regulatory agencies to collect such taxes, while none are currently pending, is unknown at the present time.

NOTE 11.  GOING CONCERN

The Company has suffered recurring losses from operations resulting in a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The Company is also in default on certain loans which could result in foreclosure on its retail assets and operations. To meet working capital needs and to fund business operations, the Company plans to raise capital through accessing public markets, and through increasing the sales of its Internet services, data storage services, and retail products.

                                      F-21